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                                                     Exhibit 99(i)-Press Release


                                                     Joyce M. Joy
                                                     Vice President/Marketing

October 24, 2000 - Vernon, CT 06066

MATTHEW L. REISER ELECTED BY THE BOARD OF DIRECTORS FOR
TOLLAND BANK AND ALLIANCE BANCORP OF NEW ENGLAND, INC.

Matthew L. Reiser has been elected by the Board of Directors of Tolland Bank and its parent company, Alliance Bancorp of New England, Inc. to fill the vacancy created by the death of director Francis J. Prichard, Jr. whose term would have been completed at the 2002 annual meeting. Mr. Reiser will begin service in December, 2000.

Joseph H. Rossi, President and CEO said, "We are very pleased that Matt has accepted a position on our Boards. His areas of expertise, knowledge of our marketplace and community ethic will make him a valuable asset to our companies."

Mr. Reiser recently retired as Vice President, American Management Systems (AMS)
- an international business and information technology consulting firm. In his most recent role, he was the Business Unit and Engagement Manager responsible for the overall business development and project delivery of strategic systems solutions to both fixed-wire and wireless telecommunications firms throughout the eastern U. S. and Canada.

A graduate of Syracuse University, Mr. Reiser received the Distinguished Alumni Award in 1989. He serves as a Trustee for Eastern Connecticut Health Network and is current Chairman of their Board of Trustees. He is past Treasurer, Board of Trustees at Rockville General Hospital, and past President, Board of Corporators for Rockville Public Library. A member of Ellington Ridge Country Club, he is past Governor and past President of its Board of Governors.

Mr. Reiser lives in Manchester with his wife Dorothy.

Alliance Bancorp of New England, Inc. (AMEX:ANE) is a bank holding company for Tolland Bank, a Connecticut-chartered bank with nine offices serving the market in central and eastern Connecticut. (www.alliancebancorp.com and www.tollandbank.com)